News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	July 31, 2014
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Quarter Ended June  30, 2014

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended June 30, 2014.

Operating Results for the Three Months Ended June  30, 2014

For the three months ended June 30, 2014, net income allocable to our common shareholders was $218.4 million or $1.26 per diluted common share, compared to $207.7 million or $1.20 per diluted common share for the same period in 2013, representing an increase of $10.7 million or $0.06 per diluted common share.  This increase is due primarily to a $38.9 million increase in self-storage net operating income, offset partially by a $15.5 million increase in depreciation and amortization associated with the 127 self-storage facilities acquired since January 2013.

The increase in our self-storage net operating income was the result of a $21.2 million increase for our Same Store Facilities combined with a $17.7 million increase for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.3% or $22.6 million in the quarter ended June 30, 2014 as compared to the same period in 2013, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 1.2% or $1.5 million in the quarter ended June 30, 2014 as compared to the same period in 2013, due primarily to increases in property taxes offset partially by lower on-site property manager payroll.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 127 self-storage facilities since January 2013.

Operating Results for the Six Months Ended June  30, 2014

For the six months ended June 30, 2014, net income allocable to our common shareholders was $392.4 million or $2.27 per diluted common share, compared to $369.6 million or $2.14 per diluted common share for the same period in 2013, representing an increase of $22.8 million or $0.13 per diluted common share.  This increase is due primarily to a $69.8 million increase in self-storage net operating income, offset partially by a $33.5 million increase in depreciation and amortization associated with the 127 self-storage facilities acquired since January 2013.

The increase in our self-storage net operating income was the result of a $37.2 million increase for our Same Store Facilities combined with a $32.6 million increase for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.2% or $43.9 million in the six months ended June 30, 2014 as compared to the same period in 2013, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 2.6% or $6.8 million in the six months ended June 30, 2014 as compared to the same period in 2013, due primarily to increases in property taxes, snow removal, and utilities expense, offset partially by lower advertising and selling costs.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 127 self-storage facilities since January 2013.

Funds from Operations

For the three months ended June 30, 2014, funds from operations (“FFO”) was $1.99 per diluted common share, as compared to $1.83 for the same period in 2013, representing an increase of 8.7%, or $0.16 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the six months ended June 30, 2014, FFO was $3.73 per diluted common share, as compared to $3.40 for the same period in 2013, representing an increase of 9.7%, or $0.33 per share.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange losses of $1.7 million and $4.0 million for the three and six months ended June 30, 2014, respectively, (a gain of $5.9 million and a loss of $6.8 million for the same periods in 2013), and (ii) other items, comprised primarily of a $7.8 million accrual related to a legal settlement included in ancillary cost of operations for the six months ended June 30, 2014, a $4.1 million reduction in ancillary cost of operations associated with recognition of a deferred tax asset in the three and six months ended June 30, 2014, and our $1.4 million equity share of charges incurred by Shurgard Europe in closing a facility during the six months ended June 30, 2013.  We believe Core FFO per share is a helpful measure used by investors and REIT analysts to understand our performance.   However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

FFO per share	$1.99	$1.83	8.7%	$3.73	$3.40	9.7%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange loss (gain)	0.01	(0.03)		0.02	0.04
Other items	(0.03)	-		0.03	0.01
Core FFO per share	$1.97	$1.80	9.4%	$3.78	$3.45	9.6%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014. The following table summarizes the historical operating results of these 1,983 facilities (125.5 million net rentable square feet) that represent approximately 89% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2014.

Selected Operating Data for the Same
Store Facilities (1,983 facilities)
(unaudited):
	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$431,362	$409,340	5.4%	$849,851	$807,645	5.2%
Late charges and administrative fees	21,435	20,839	2.9%	43,568	41,843	4.1%
Total revenues (a)	452,797	430,179	5.3%	893,419	849,488	5.2%

Cost of operations:
Property taxes	46,986	44,972	4.5%	94,588	90,605	4.4%
On-site property manager payroll	25,081	26,130	(4.0)%	51,904	52,502	(1.1)%
Supervisory payroll	8,734	8,868	(1.5)%	17,587	18,168	(3.2)%
Repairs and maintenance	9,237	8,915	3.6%	16,932	16,600	2.0%
Snow removal	204	366	(44.3)%	7,257	3,707	95.8%
Utilities	9,038	8,785	2.9%	19,591	18,266	7.3%
Advertising and selling expense	6,047	6,580	(8.1)%	12,530	14,239	(12.0)%
Other direct property costs	13,152	12,703	3.5%	25,823	25,580	0.9%
Allocated overhead	8,306	8,016	3.6%	20,102	19,873	1.2%
Total cost of operations (a)	126,785	125,335	1.2%	266,314	259,540	2.6%
Net operating income (b)	$326,012	$304,844	6.9%	$627,105	$589,948	6.3%

Gross margin	72.0%	70.9%	1.6%	70.2%	69.4%	1.2%

Weighted average for the period:
Square foot occupancy	94.7%	94.0%	0.7%	93.7%	92.9%	0.9%
Realized annual rental income per:
Occupied square foot (c)	$14.52	$13.88	4.6%	$14.45	$13.86	4.3%
Available square foot (“REVPAF”) (c)	$13.75	$13.05	5.4%	$13.54	$12.87	5.2%
At June 30:
Square foot occupancy				95.1%	94.9%	0.2%
Annual contract rent per occupied square
foot (d)				$15.29	$14.63	4.5%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of Same Store net operating income (“NOI”) to operating income.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2014	$440,622	$452,797
2013	$419,309	$430,179	$451,525	$443,055	$1,744,068

Total cost of operations:
2014	$139,529	$126,785
2013	$134,205	$125,335	$127,753	$102,116	$489,409

Property taxes:
2014	$47,602	$46,986
2013	$45,633	$44,972	$44,594	$27,781	$162,980

Repairs and maintenance, including snow removal expenses:
2014	$14,748	$9,441
2013	$11,026	$9,281	$9,870	$9,986	$40,163

Advertising and selling expense:
2014	$6,483	$6,047
2013	$7,659	$6,580	$8,600	$4,957	$27,796

REVPAF:
2014	$13.34	$13.75
2013	$12.70	$13.05	$13.67	$13.44	$13.21

Weighted average realized annual rent per occupied square foot:
2014	$14.41	$14.52
2013	$13.81	$13.88	$14.49	$14.45	$14.16

Weighted average occupancy levels:
2014	92.6%	94.7%
2013	91.9%	94.0%	94.4%	93.0%	93.3%

Investing and Capital Activities

As of June 30, 2014, we had development and expansion projects in process which will add approximately 2.1 million net rentable square feet of storage space at a total cost of approximately $242 million.  A total of $61 million in costs were incurred through June 30, 2014 with respect to these projects, with approximately $70 million of the remaining costs expected to be incurred in the last six months of 2014, and the remainder in 2015.

During the six months ended June 30, 2014, we acquired six self-storage facilities (one in Texas and five in North Carolina), with an aggregate of 431,000 net rentable square feet, for approximately $37 million.  On July 1, 2014, we acquired 25 properties  (19 located in Florida, three in Maryland and one each in North Carolina, New Jersey and Virginia) containing in aggregate 1.8 million net rentable square feet for approximately $240 million in cash. We have four additional self-storage facilities with 374,000 net rentable square feet (two in Virginia, one in North Carolina, and one in South Carolina) under contract, for an aggregate purchase price of approximately $40 million, with estimated closing dates in the fourth quarter of 2014.

On June 4, 2014, we issued our 6.00% Series Z Preferred Shares for gross proceeds of approximately $288 million.

In July 2014, Shurgard Europe completed the following financing transactions: (i) amended its bank loan to, among other things, expand the outstanding borrowings from €82.9 million to €125 million and extend the maturity to January 2018, (ii) issued €300 million (issued in three equal tranches of 7, 10 and 12 year maturities) of unsecured Senior Notes, and (iii) fully repaid its €311 million shareholder loan.  As a result, we received a total of $205 million for our 49% share of the shareholder loan and used $200 million to repay a portion of our outstanding term loan bringing its balance down to $122 million as of July 31, 2014.

Distributions Declared

On July 31,  2014, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 30, 2014 to shareholders of record as of September 15,  2014.

Second Quarter Conference Call

A conference call is scheduled for August 1, 2014 at 10:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 71621154). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through August 15, 2014 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 71621154.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2014, we had interests in 2,208 self-storage facilities located in 38 states with approximately 142 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 29.7 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at June 30, 2014.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating Revenues:
Self-storage facilities	$500,803	$451,576	$986,390	$891,241
Ancillary operations	37,234	33,802	71,271	65,037
	538,037	485,378	1,057,661	956,278

Operating Expenses:
Self-storage cost of operations	142,427	132,137	298,495	273,130
Ancillary cost of operations (a)	8,127	10,434	26,578	19,830
Depreciation and amortization	106,443	90,937	215,464	181,938
General and administrative	15,377	14,085	34,366	32,338
	272,374	247,593	574,903	507,236

Operating income	265,663	237,785	482,758	449,042

Other income (expense):
Interest and other income (b)	1,000	5,516	3,402	11,097
Interest expense	(2,063)	(647)	(5,543)	(4,144)
Equity in earnings of unconsolidated real estate
entities (c)	14,135	13,101	28,739	24,744
Gain on real estate sales	1,219	-	1,219	-
Foreign currency exchange (loss) gain	(1,675)	5,924	(4,023)	(6,813)
Net income	278,279	261,679	506,552	473,926
Allocation to noncontrolling interests	(1,445)	(1,216)	(2,522)	(2,240)
Net income allocable to Public Storage shareholders	276,834	260,463	504,030	471,686
Allocation of net income to:
Preferred shareholders	(57,672)	(51,907)	(110,179)	(100,497)
Restricted share units	(810)	(871)	(1,447)	(1,568)
Net income allocable to common shareholders	$218,352	$207,685	$392,404	$369,621

Per common share:
Net income per common share – Basic	$1.27	$1.21	$2.28	$2.15
Net income per common share – Diluted	$1.26	$1.20	$2.27	$2.14
Weighted average common shares – Basic	172,282	171,625	172,096	171,535
Weighted average common shares – Diluted	173,181	172,647	172,995	172,580

(a)

Amounts for the three and six months ended June 30, 2014 include a $4.1 million reduction associated with the recognition of a deferred tax asset.   Amounts for the six months ended June 30, 2014 include a $7.8 million accrual related to a legal settlement.

(b)

Amounts for the three and six months ended June 30, 2014 decreased from the same period in 2013 due primarily to the sale of 51% of our loan receivable from Shurgard Europe to our joint venture partner on January 28, 2014.

(c)

In July 2014, Shurgard Europe refinanced its existing debt, including its €311.0 million shareholder loan, with third party financing.  Our ongoing equity earnings in Shurgard Europe will be negatively impacted approximately $1.4 million per quarter, compared to the amounts for the three months ended June 30, 2014, due to our 49% equity share of increased third party interest expense.

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$387,983	$19,169

Operating real estate facilities:
Land and buildings, at cost	12,394,185	12,286,256
Accumulated depreciation	(4,287,703)	(4,098,814)
	8,106,482	8,187,442
Construction in process	60,561	52,336
Investments in unconsolidated real estate entities	854,759	856,182
Goodwill and other intangible assets, net	225,097	246,854
Loan receivable from Shurgard Europe (a)	207,928	428,139
Other assets	103,647	86,144
Total assets	$9,946,457	$9,876,266

LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$50,100
Term loan	322,000	700,000
Notes payable	74,987	88,953
Accrued and other liabilities	237,985	218,358
Total liabilities	634,972	1,057,411

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 165,400 shares issued (in series) and outstanding (142,500 at December 31, 2013), at liquidation preference	4,135,000	3,562,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 172,339,168 shares issued and outstanding (171,776,291 shares at December 31, 2013)	17,234	17,178
Paid-in capital	5,545,947	5,531,034
Accumulated deficit	(408,375)	(318,482)
Accumulated other comprehensive loss	(4,568)	(500)
Total Public Storage shareholders’ equity	9,285,238	8,791,730
Noncontrolling interests	26,247	27,125
Total equity	9,311,485	8,818,855
Total liabilities and equity	$9,946,457	$9,876,266

(a)The loan receivable from Shurgard Europe was repaid in July 2014.

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 174 facilities (9.2 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014.  These 174 facilities represent approximately 92% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (174 facilities) (unaudited):	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, utilizing constant exchange rates (a))

Rental income, late charges and administrative fees	$53,383	$51,737	3.2%	$105,820	$103,507	2.2%
Cost of operations	23,250	23,327	(0.3)%	45,818	45,615	0.4%
Net operating income	$30,133	$28,410	6.1%	$60,002	$57,892	3.6%

Gross margin	56.4%	54.9%	2.7%	56.7%	55.9%	1.4%

Weighted average for the period:
Square foot occupancy	85.6%	79.8%	7.3%	84.2%	79.9%	5.4%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (b)	$26.49	$27.54	(3.8)%	$26.69	$27.54	(3.1)%
Available square foot (“REVPAF”) (b)	$22.67	$21.98	3.1%	$22.47	$22.01	2.1%

At June 30:
Square foot occupancy				86.4%	81.0%	6.7%
Annual contract rent per occupied square foot (b)				$28.45	$29.98	(5.1)%

Average Euro to U.S. Dollar exchange
rates: (a)
Constant exchange rates used herein	1.371	1.371	-	1.371	1.371	-
Actual historical exchange rates	1.371	1.305	5.1%	1.371	1.313	4.4%

(a)

In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and six months ended June 30, 2013 have been restated using the actual exchange rates for the three and six months ended June 30, 2014.

(b)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Computation of FFO per Share:

Net income allocable to common shareholders	$218,352	$207,685	$392,404	$369,621
Eliminate items excluded from FFO:
Depreciation and amortization	106,443	90,937	215,464	181,938
Depreciation from unconsolidated real estate
investments	21,062	18,158	40,733	37,061
Depreciation allocated to noncontrolling interests and
restricted share unitholders	(811)	(979)	(1,939)	(1,994)
Gains on sale of real estate investments, including our
equity share from investments, and other	(1,205)	-	(1,292)	-
FFO allocable to common shares (a)	$343,841	$315,801	$645,370	$586,626
Diluted weighted average common shares	173,181	172,647	172,995	172,580
FFO per share (a)	$1.99	$1.83	$3.73	$3.40

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share - diluted	$1.26	$1.20	$2.27	$2.14
Eliminate per share amounts excluded from FFO:
Depreciation and amortization, including amounts
from investments and excluding amounts allocated
to noncontrolling interests and restricted share
unitholders	0.74	0.63	1.47	1.26
Gains on sale of real estate investments, including our
equity share from investments, and other	(0.01)	-	(0.01)	-
FFO per share (a)	$1.99	$1.83	$3.73	$3.40

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$343,841	$315,801	$645,370	$586,626
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	7,077	7,005	13,364	12,899
Foreign currency exchange loss (gain)	1,675	(5,924)	4,023	6,813
Less: Capital expenditures to maintain real estate facilities	(19,761)	(24,946)	(32,897)	(32,764)

FAD (a)	$332,832	$291,936	$629,860	$573,574

Distributions paid to common shareholders	$241,237	$214,628	$482,126	$429,014

Distribution payout ratio	72.5%	73.5%	76.5%	74.8%

Distributions per common share	$1.40	$1.25	$2.80	$2.50

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with FAD, are considered helpful measures of REIT performance by REITS and many REIT analysts. FFO represents  net income before real estate depreciation, gains or losses, and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.   In addition, other REITS may compute these measures differently, so comparisons among REITS may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues for:
Same Store Facilities	$452,797	$430,179	$893,419	$849,488
Non Same Store Facilities: (a)
2014 acquisitions	479	-	479	-
2013 acquisitions	23,572	337	45,771	377
2012 acquisitions	6,779	5,285	13,213	10,242
Other	17,176	15,775	33,508	31,134
Self-storage revenues	500,803	451,576	986,390	891,241

Self-storage cost of operations for:
Same Store Facilities	126,785	125,335	266,314	259,540
Non Same Store Facilities: (a)
2014 acquisitions	192	-	192	-
2013 acquisitions	7,728	151	16,372	160
2012 acquisitions	2,330	2,007	4,695	3,898
Other	5,392	4,644	10,922	9,532
Self-storage cost of operations	142,427	132,137	298,495	273,130

Net operating income for:
Same Store Facilities	326,012	304,844	627,105	589,948
Non Same Store Facilities: (a)
2014 acquisitions	287	-	287	-
2013 acquisitions	15,844	186	29,399	217
2012 acquisitions	4,449	3,278	8,518	6,344
Other	11,784	11,131	22,586	21,602
Self-storage net operating income (b)	358,376	319,439	687,895	618,111
Ancillary operating revenues	37,234	33,802	71,271	65,037
Ancillary cost of operations	(8,127)	(10,434)	(26,578)	(19,830)
Depreciation and amortization	(106,443)	(90,937)	(215,464)	(181,938)
General and administrative expense	(15,377)	(14,085)	(34,366)	(32,338)
Operating income on our income statement	$265,663	$237,785	$482,758	$449,042

(a)

We have 212 additional self-storage facilities that are not Same Store Facilities, including six facilities acquired in 2014, 121 facilities acquired in 2013 and 24 facilities acquired in 2012.  The average square foot occupancy during the three months ended June 30, 2014, is 90% for the facilities acquired in 2014, 89% for the facilities acquired in 2013,  89% for the facilities acquired in 2012 and 85% for the other non same store facilities.

(b)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.